Exhibit 10.5

EMPLOYMENT AGREEMENT

OF

H. STANFORD ALLEN

This EMPLOYMENT AGREEMENT (this “Agreement”) entered into as of this 30th day of September, 2010 by and between HOMETRUST BANK (hereinafter referred to as the “Bank”) and H. STANFORD ALLEN (hereinafter referred to as the “Employee”).

WHEREAS, the Employee has heretofore been employed by Cherryville Federal Savings & Loan Association (“Cherryville”) as its President and Managing Officer and is experienced in the banking business;

WHEREAS, on even date herewith Cherryville has combined with and into the Bank pursuant to the terms of a Mutual Partnership Combination Agreement entered into between Cherryville and the Bank dated May 20, 2010;

WHEREAS, the services of the Employee, his experience and knowledge of the affairs of Cherryville, and his reputation and contacts in the banking industry are extremely valuable to the Bank;

WHEREAS, it is essential to the corporate strategy of the Bank to secure the services of the Employee to maintain and enhance the continued success of Cherryville as a partner bank of the Bank, following the partnership combination (the “Cherryville Partner Bank”);

WHEREAS, this Agreement is being entered into to assure continuity of management of the Cherryville Partner Bank and to reinforce and encourage the continued attention and dedication of the Employee to the Employee’s assigned duties; and

WHEREAS, the parties desire by this writing to set forth the employment relationship between the Bank and the Employee.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. The Employee is employed as the President and Managing Officer of the Cherryville Partner Bank. The Employee shall render administrative and management services as are customarily performed by persons situated in a similar capacity. The Employee’s other duties shall be such as the Board of Directors of the Cherryville Partner Bank or the Board of Directors of the Bank (the “Board”) may from time to time reasonably direct.

2. Base Salary. The Bank shall pay the Employee an annual base salary of $125,000, payable in cash not less frequently than monthly.

3. Profit Sharing Bonus Plan. The Employee shall be entitled to participate in the Bank’s Profit Sharing Bonus Plan with an annual bonus potential of up to 15% of his annual base salary. Such bonus shall be based on the Employee’s performance over the 12 month fiscal year period ending June 30, as determined by the Board. A mid-year bonus installment will be paid in December with the majority of the bonus being paid on or shortly after the end of the June 30th fiscal year. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonus when and as declared by the Board.

4. Other Benefits.

(a) Participation in Retirement and Medical Plans. The Employee shall be entitled to participate in any plan of the Bank or carryover plan of Cherryville, whichever is applicable, relating to pension, profit-sharing, 401(k) plan, or other qualified retirement benefits and medical and dental coverage or reimbursement plans and life insurance plans that the Bank maintains or may adopt for the benefit of its employees generally, or continuing Cherryville employees generally, whichever is applicable. In addition, the Employee shall be entitled to participate in the Bank’s Executive Supplemental Retirement Income Master Agreement and Defined Contribution Medical Care Plan in each case upon the terms set forth in his joinder agreement under each plan.

(b) Fringe Benefits. The Employee shall be eligible to participate in any fringe benefits which may be or become applicable to all of the Bank’s employees; and reimbursement for expenses incurred in connection with the performance of his duties, payment of reasonable expenses for attending annual and periodic meetings of trade associations, and reimbursement of his professional, trade and civic association dues and business entertainment and similar expenses. The Employee shall also be entitled to receive one-time financial and tax planning services, at the expense of the Bank, from a third party advisor outside the Cherryville market area and approved by the Bank.

5. Term. The term of this Agreement shall be for a period of three years commencing on the date hereof (the “Term”).

6. Standards. The Employee shall perform his duties under this Agreement in accordance with standards in effect from time to time at the Bank and with such other reasonable standards expected of employees with comparable positions in comparable organizations.

7. Paid Time Off (“PTO”). The Employee shall be entitled to PTO each year in accordance with the Bank’s then current policy applicable to its management personnel.

8. Termination.

(a) Death of Employee. This Agreement shall terminate upon the death of the Employee during the Term, at which time the Employee’s estate shall be entitled to receive the pro rata share of the Employee’s “Total Compensation” through the last day of the calendar month in which the Employee’s death occurred plus an additional period of three months. For purposes of this Agreement, Total Compensation shall mean the Employee’s annual base salary at the time of death as provided in Section 2 hereof, plus the annual cash bonus most recently awarded to the Employee by the Bank. All other benefits provided by this Agreement (other than those provided through an insurance contract) shall thereupon be terminated.

(b) Without Cause. For purposes of this Agreement, the employment of the Employee may be terminated at any time during the Term by a decision of the Board for conduct not constituting termination for cause, or by the Employee, upon thirty days written notice to the Bank or the Employee, as the case may be. This Agreement may, at the option of the Employee, be deemed terminated by the Board without cause if the Bank fails to fulfill its obligations under this Agreement. In any event of termination described in this Section 8(b), the Employee’s employment shall be deemed terminated thirty days after the terminating party gives written notice. Provided, however, in the event the Board proposes to terminate the employment of the Employee without cause during the Term, then in order to assure that the Employee will realize his entitlements under any applicable non-qualified and qualified plans for the balance of the Term, the Employee will be placed on a paid leave of absence for the balance of the Term, subject to non-objection by the Bank’s primary federal regulator. Provided further, if such paid leave of absence does not entitle the Employee to continued participation in any such qualified plan of the Bank for the balance of the Term, then in such event, at the expiration of the Term. the Employee shall be entitled to receive a bonus in an amount equal to the employer contributions that would have been made to the Employee’s account under such qualified plan had the Employee not been excluded from continued participation therein for the remainder of the Term.

In the event this Agreement is terminated by the Board without cause, or deemed terminated by the Board without cause due to the failure of the Bank to fulfill its obligations under this Agreement, the Employee’s compensation and benefits will continue at their then current level for the duration of the Term; provided, however, if the Employee deems this Agreement terminated by the Board without cause, the Employee shall give the Board thirty days written notice that he deems the Bank to have terminated his employment, shall specify the basis for such claim, and shall have the burden to demonstrate grounds for deeming this Agreement terminated without cause. The Bank shall then have thirty days to cure, or to begin cure if completion is impossible, any breach of this Agreement demonstrated to have occurred by Employee.

(c) For Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) which is materially and demonstrably injurious to the Bank or a final cease-and-desist order, or a material breach of any provision of this Agreement. In the event the Employee intentionally fails to perform stated duties, the Bank shall provide written notice to the Employee describing the intentional act or omission giving rise to such failure to perform. In the case where cure can be made by the Employee, the written notice will permit a ten day cure period, except in the case of absenteeism where the cure period shall be two days. Provided, however, in no event will the Bank be required to allow the Employee to cure the same or substantially similar violation more than once within a 12-month period. The Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the Board at a meeting of the Board called and held for such purpose, stating that, in the good faith opinion of the Board, the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. If requested by the Employee, following termination for cause the Board shall provide an opportunity for the Employee, together with counsel, to be heard before the Board.

(d) Costs of Enforcement. In the event any dispute shall arise between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Section 8, whether instituted by formal legal proceedings or otherwise, including any action taken by the Employee to enforce the terms of this Section 8 or in defending against any action taken by the Bank, the Bank shall reimburse the Employee for all costs and expenses incurred in such proceedings or actions, including reasonable attorney’s fees, in the event the Employee prevails in any such action.

(e) Regulatory Causes.

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(2) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection (e)(2) shall not affect any vested rights of the parties.

(3) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank (i) by the Director of the Office of Thrift Supervision (the “Director”) or his designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) or any other Federal governmental agency enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director or his designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(4) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(5) Any payments to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(f) Notice. Any termination of this Agreement by the Bank during the Term shall be by written notice to the Employee. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the transactions and occurrences, if any, which the Bank claims to constitute a basis for termination.

9. Disability. One of the benefits provided by the Bank (which benefit will be continued during the Term) is disability income insurance for the benefit of the Employee. If the Employee, in the opinion of a licensed physician, is disabled (i.e. unable on account of sickness or accident to regularly engage in or adequately perform his duties under this Agreement), the Bank will continue to pay a portion of the Employee’s annual base salary for the remainder of the Term up to the maximum amount permitted without offset or reduction of any disability insurance proceeds.

10. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) It is acknowledged that the parties are contracting for the unique and personal skills of the Employee, and therefore, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank, which consent may be arbitrarily withheld.

11. Prior Agreements Replaced. Any and all prior employment agreements or other agreements relating to employment, severance or change in control benefits between Cherryville (or any of its subsidiaries) and the Employee shall be deemed terminated and replaced by this Agreement

12. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Employee and the Bank.

13. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that Federal law shall be deemed to apply.

14. Binding Effect. If this Agreement is executed prior to consummation of the partnership combination between Cherryville and the Bank, it shall not become effective until the date of completion of the partnership combination. Such completion date shall be the “date hereof” for all purposes of this Agreement. In the case of prior execution, if the Mutual Partnership Combination Agreement between Cherryville and the Bank is terminated for any reason this Agreement shall become void ab initio.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

The parties have executed this Agreement on the day and year first above written.

HOMETRUST BANK

By	/s/ F. Ed Broadwell, Jr.
Autorized Officer

/s/ H. Stanford Allen
H. Stanford Allen, Employee